Exhibit 21

SUBSIDIARIES OF THE COMPANY

Name	Jurisdiction Of Incorporation/Organization	Holder of Outstanding Stock
Peoples Merger Corporation	Tennessee	The Peoples Holding Company

Renasant Bank	Mississippi	Peoples Merger Corporation

Renasant Bank of Tennessee	Tennessee	Peoples Merger Corporation

Primeco, Inc.	Delaware	Renasant Bank

PHC Statutory Trust I	Connecticut	The Peoples Holding Company

PHC Statutory Trust II	Delaware	The Peoples Holding Company

Renasant Insurance, Inc.	Mississippi	Renasant Bank

Heritage Statutory Trust I	Connecticut	The Peoples Holding Company